Exhibit 99.1 - Explanation of Responses
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(1)  The securities to which this report relates are held for the benefit of
     S.A.C. Capital Associates, LLC, an Anguillan limited liability company ("SAC Associates"), in an account managed by a third-party investment manager which effected the transactions reported herein. S.A.C. Capital Advisors, LLC, ("SAC Advisors") and S.A.C. Capital Management, LLC ("SAC Management") are investment managers to SAC Associates, but do not maintain investment discretion over the securities to which this report relates. Steven A. Cohen controls each of SAC Advisors and SAC Management. Each of SAC Advisors, SAC Management and Steven A. Cohen disclaim any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that SAC Advisors, SAC Management or Steven A. Cohen is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.

(2) On December 26, 2008, the remainder of an equity swap transaction entered into for the benefit of SAC Associates on November 20, 2007 was settled. The broker paid SAC Associates $1,790.16, representing $5.9672 per share with respect to 300 shares of Issuer common stock, which amount was offset by $560.58 owed by SAC Associates to the broker, representing $1.8686 per share (the market price of Issuer common stock as of the settlement date) with respect to 300 shares of Issuer common stock. The settlement of the equity swap and the reported sale of common stock in connection therewith are deemed exempt from Section 16(b) of the Securities Exchange Act of 1934 pursuant to Rule 16b-6(b) thereunder.

(3) On December 26, 2008, an equity swap transaction entered into for the benefit of SAC Associates on November 21, 2007 was partially settled. The broker paid SAC Associates $32,161.80, representing $5.8476 per share with respect to 5,500 shares of Issuer common stock, which amount was offset by $10,277.30 owed by SAC Associates to the broker, representing $1.8686 per share (the market price of Issuer common stock as of the settlement date) with respect to 5,500 shares of Issuer common stock. The settlement of the equity swap and the reported sale of common stock in connection therewith are deemed exempt from Section 16(b) of the Securities Exchange Act of 1934 pursuant to Rule 16b-6(b) thereunder.